EXHIBIT NO. 99.(j) 3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment to Registration Statement No. 811-22033 on Form N-1A of our report, dated October 16, 2023, relating to the financial statements and financial highlights of MFS Institutional Money Market Portfolio appearing in the Annual Report on Form N-CSR of MFS Series Trust XIV for the year ended August 31, 2023, and to the references to us under the heading “Independent Registered Public Accounting Firm(s) and Financial Statements” and Appendix H – "Recipients of Non-Public Portfolio Holdings on an Ongoing Basis" in the Part B of the Registration Statement.

DELOITTE & TOUCHE LLP

Deloitte & Touche LLP

Boston, Massachusetts

September 30, 2024